EXHIBIT 99.2
ASYST TECHNOLOGIES, #11113427
Fourth Quarter Fiscal 2008 Conference
May 6, 2008, 2:00 p.m., PT
Chairperson: John Swenson

Operator	Good afternoon, ladies and gentlemen, and thank you for standing by. Welcome to the Asyst Technologies’ fourth quarter of 2008 fiscal year conference call. During today’s presentation all parties will be in a listen-only mode. Following the presentation the conference will be open for questions. [Instructions provided to ask questions during Q&A session.] This conference call is being recorded today, May 6, 2008.

I would now like to turn the conference over to John Swenson of Asyst Technologies. Please go ahead, sir.

J. Swenson	Thanks very much. Good afternoon, everyone, and welcome to this fiscal 2008 fourth quarter conference call for Asyst Technologies. A press release detailing our results for the quarter was distributed by business wire earlier today. The release will be posted to our website at www.asyst.com. To access the release, click on the Investor Relations link followed by the Press Release link.

I need to remind you that during today’s call we will make forward-looking statements. We have no obligation to update these statements. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These risk factors are described in our most recently filed reports with the SEC as well as today’s press release.

We also will present non-GAAP financial information in this call. For a reconciliation of our non-GAAP financial information to the equivalent measures under GAAP, please refer to the press release which again is posted on our website.

Now to our conference call. Mike Sicuro, our CFO, will review financial highlights for the quarter as well as outlook. Steve Schwartz, our CEO, will provide a strategic overview and will comment on current product and market trends. After the formal comments we all will be happy to take your questions.

Now I’ll turn the call over to Mike Sicuro. Mike?

M. Sicuro	Thanks, John, and a good afternoon, everyone. We have several important items to discuss relative to fiscal first quarter including a number of non-cash one time items that ran through the P&L at year end as well as the strong bookings. As usual we’ll start with bookings and then move to the P&L and balance sheet.

Consistent with our discussion in the last call, bookings improved significantly in the fiscal fourth quarter. Bookings for the quarter were $137 million, up from $83 million in Q3. In AMHS, bookings totalled $108 million, up from $45 million in the prior quarter. We had one significant semiconductor AMHS order in the quarter related to Phase III of a large flash fab in Japan. This compares with no major large projects booked in fiscal Q3. Although we again saw solid bookings from our largest logic customer, the activity level elsewhere in our semiconductor customer base remains low.

In contrast, bookings for flat panel display increased significantly in the March quarter. Approximately $30 million of our $48 million of FPD bookings relates to a large, new gen 8 fab in Korea. The remainder relates to upgrade and expansion of customers’ existing gen 5 and gen 6 fabs primarily in Korea.

Bookings of tool and fab automation products totalled $29 million, down from $38 million in Q3. This 23% decline is consistent with the bookings and shipment trends among our OEM customers.

The mix of new orders was as follows: semiconductor, 56%; flat panel, 36%; and service was 8%. OEMs represented 13% of new orders and the remainder, or 87%, came from end users.

By geography new order distribution was as follows: North America, 12%; Japan, 43%; Taiwan was 5%, other Asia Pacific including Korea was 37%; and Europe was 3%. Backlog as of the end of the quarter was $122 million.

Consolidated net sales for the fiscal third quarter were $94.3 million, down from the $106.5 million in the prior sequential quarter. This was in line with our guidance.

Net sales related to AMHS were $62 million, down from $68.4 million in the prior sequential quarter. Net sales of tool and fab automation solutions were $32.3 million which compares with $38 million in Q3, a decline of 15%.

Sales mix was as follows: semiconductor, 79%; flat panel was 12%; and service as 9%. OEMs represented 21% of sales for the quarter.

By geography sales distribution was as follows: North America was 17%; Japan was 45%; Taiwan was 18%; other Asia Pacific, 17%; and Europe was 3%.

Consolidated gross margin for the quarter was 29%, down from 31% in Q3. AMHS gross margin was 22% down from 24% last quarter primarily because of lower volume. We continue to take costs out of our AMHS products and are on track with our outsouring and supply chain programs.

Gross margins on tool and fab automation solutions remained constant at 43% despite the decline in volume. This is what we have come to expect from our outsource manufacturing model.

Now let’s move on to operating expenses. Consolidated R&D expense was $11.9 million, up from $10.5 in Q3. This is higher than originally forecasted but relates to specific opportunities around new products.

SG&A expense was $27.5 million, up from $21 million in the third quarter. Included in SG&A was a non-cash reserve of $3.4 million related to supplier payments on a previously disclosed cancelled gen 5.5 flat panel project. In Q4 we also saw a number of other expenses that will not carry into Q1. In the quarter we took actions that we expect will yield $8 to $10 million in annualized cost savings primarily in SG&A and we recorded a related restructuring charge of $1 million. We expect to record an additional charge of a similar magnitude in the current quarter. As a result of our cost reductions we expect SG&A for our June quarter will be less than $21 million. We expect to maintain spending at this level or slightly lower for the remainder of the fiscal year.

Interest and other income was $2.7 million, up from $0.4 million in the prior quarter. The increase was attributable to increased foreign exchange gains as the dollar weakened against the yen in Q4. We expect ongoing interest and other expense to be approximately $2.5 million per quarter.

On a non-GAAP basis we reported a net loss of $10.3 million or $0.21 per share. Included in that loss is approximately $0.08 per share of non-cash adjustments related to the tax provision. $0.05 of this is attributable to increased reserves related to our long term tax strategies, particularly in Japan, and $0.03 related to other year end true-ups. This result compares with non-GAAP net income of $1.0 million or $0.02 a share in Q3. On a GAAP basis we report a net loss of $12.9 million or $0.26 a share.

Now let’s turn the balance sheet. We ended the quarter with $96 million of cash, up from $78 million at the end of December. Total debt as of the end of the quarter was $156 million, up from $135 million at the end of the prior quarter. Approximately $7 million of the increase in cash and $16 million of the increase in debt is attributable to currency translation adjustments to the balance sheet. Excluding translation impact, net cash increased by approximately $5 million for the quarter.

Now to our outlook for the fiscal first quarter ending June. We expect our operating results for the fiscal first quarter will be very similar to the results in Q4. Although we did see a solid increase in the AMHS bookings in Q4, we do not expect to achieve the same bookings level in June and as a result, we anticipate that AMHS revenue will be essentially flat, in the range of $55 to $65 million. We expect tool and fab automation sales will soften to approximately $30 million. We expect to report a non-GAAP loss of $0.11 to

$0.17 per share and a GAAP loss of $0.16 to $0.22 per share.

With that I’ll turn it over to Steve.

S. Schwartz	Thank you, Mike. My comments today will focus on the near term and medium term outlook as well as an update to our many new product initiatives. Consistent with our commentary on the last conference call in late January, we saw significant improvements in AMHS bookings during the March quarter. The biggest driver was the large Gen 8 FPD project for a major Korean customer.

In the 2003 to 2004 timeframe we automated this customer’s Gen 5 and Gen 6 fabs which continue to utilize our market-leading automated guided vehicle technology to transport large cassettes of glass around the factories. During that timeframe we also automated a large Gen 6 fab in Taiwan using the same technology. In 2004 we generated more than $160 million of revenue in flat panel and had greater than 20% market share.

In the years since, the industry went through a significant downturn and when our Korean customer and others moved to build Gen 7 fabs, our vehicle technology did not scale to the larger panel size and significantly greater weights. As a result, we missed some opportunities at Gen 7 which was the only glass size that saw significant investment over that period. Rather than playing catch-up at Gen 7, we focused our efforts on development of a Gen 8 solution and on winning this Gen 8 project with this key customer.

We believe that this project alone will represent $60 to $70 million of AMHS revenue over the next 18-24 months. In March this same customer also booked more than $15 million with us to upgrade and expand its AMHS capability in its gen 5 and gen 6 fabs. This will likely be recognized in sales over the next 2 to 3 quarters.

In the near term we see additional flat panel opportunities related to new fabs going into Taiwan and China. It turns out that there are even opportunities for large Gen 8 vehicles in some applications in certain fabs. This would allow us to leverage our market-leading AGB capability which we’ve already developed and tested for gen 8 applications.

We have a small, lean team engaged in product and business development for flat panel. As a result, we’re able to be both selective and nimble, engaging only in those opportunities where we have the chance to compete on capability rather than price and to focus on the customers that we believe will continue to be spenders over the next several years.

Overall we believe we’re well positioned to build a flat panel business of $100 million annually for Asyst with a contributed profit in the range of 15-20%. We believe this provides diversification beyond semiconductor equipment which is particularly valuable in times like these when semiconductor equipment is down but the flat panel players are investing.

During the quarter we also saw an increase in bookings for semiconductor AMHS but the increases related to timing of customer orders and not to a fundamental turn in the industry. Despite a gain in market share, over the past year our average bookings in semiconductor AMHS have been running approximately 30% below mid-cycle levels. We see this pattern continuing into the June quarter.

As we look into late summer and the back half of our fiscal year, the outlook for semiconductor AMHS bookings is stronger. As a result, the outlook for AMHS revenue also gets better through the fiscal year but with a clear weighting to the second half.

In a new fab or expansion we know that AMHS typically must book, ship and install before tools can be installed. We therefore believe it’s likely that the equipment industry in general is 6 to 9 months away from a recovery in shipments. Our tool and fab automation solutions including our OEM products, are highly correlated to the general trend in tool shipments which means the recovery in that business is likely on the same 6 to 9 month schedule.

Our longer term outlook is very positive. We currently are investing in new product developments at a record pace. This includes true, next generation products. These are products that we believe can help to change the nature of our relationship with customers as we move from selling hardware to meet capacity requirements to providing solutions to productivity problems. Some of these products such as our conveyor already are penetrating the marketplace.

We recently achieved 3 more wins for our conveyor and now have it deployed in a dozen different applications across 5 different fabs. This is the only market proven production-worthy, revenue generating conveyor that can boast an installed base of any consequence.

We also now have 2 wins for our new VAO software which allows chip manufacturers to visualize, analyze and optimize performance down to the tool level in real time. In addition, we currently are preparing to ship the customers a next generation proprietary automated material handling capability that blurs the line between AMHS and the tool frontend. This automation solution is designed to address the emerging productivity challenges created by larger fabs running complex manufacturing processes with tools that cannot be efficiently utilized through conventional automation capabilities.

As a group, these new products are differentiated from anything in production today and as such we believe they can deliver higher gross margins to us as they deliver greater value to our customers.

We also are investing in products that support our current business by delivering improved performance, lower costs and a bridge to our next generation technologies. This includes a new load port we call the Falcon which for the first time in many years is giving us opportunities to gain market share in tier 1 OEM accounts. The Falcon represents a complete re-engineering of our highly successful Iso-Port load port. It’s designed to be a clean, high performance, reliable tool at a lower price point with the same or greater gross profit.

We shipped the first Falcon to a new tier 1 OEM prospect at the end of April and this week we expect to ship Falcon to another new tier 1 OEM. These opportunities are occurring because we have a good product at the right price at a time when our competitors have not had a substantial new offering in years.

We also are migrating Falcon technology to our Spartan EFEM which continues to accumulate design wins and market momentum among tier 2 and tier 3 OEMs. We believe this will further position the Spartan as a strong EFEM platform for the tier 1 OEM market.

The OEM market continues to be extremely important to Asyst. It’s a large and established segment that represents more than one-third of our total market opportunity. Also as we move forward with our total fab automation strategy, it’s important that tool manufacturers have qualified and depend on our tool frontend products.

This Thursday morning, May 8th, we’ll be hosting an analyst day here at Asyst. This will be the first opportunity for anyone outside of customers, suppliers and employees to witness our new product capabilities. We believe that you’ll be seeing all of these products in fabs over the coming year.

In conclusion, we believe we’re better positioned than at any point over the past 5 years. We have a leadership position among the industry’s largest and most technically sophisticated customers. We’re again in the flash panel business which gives us the opportunity to maintain something at or near EBITDA breakeven during the current semiconductor equipment downturn. We’re funding R&D at record levels and more importantly, have new products that will be deployed and generating sales in the current fiscal year.

We have a highly efficient manufacturing and supply chain model which is now being implemented across our entire business and which we believe will contribute to incremental margin improvement in the current fiscal year. And finally, we have a strong global team that’s staying close to customers and focused on products which we believe will lead to strong financial performance when the cycle turns.

With that, I’ll ask the operator to come back on so we can take your questions.

Operator	Thank you. We will now begin the question and answer session. [Instructions provided to questions].

Our first question comes from Hari Chandra from Deutsche Bank. Please go ahead.

H. Chandra	Thank you. I just have a couple of questions regarding the acquisition offer that was there [inaudible] this morning. What was wrong with the offer given that it was priced at $5.00 to $6.00 and the market is valuing the stock 32% below that as of the close today?

S. Schwartz	Hi, Hari. This is Steve. Hari, that’s old news for us. We were very thorough when the offer came in some months ago. We evaluated it with the Board, with financial advisors and we deemed it to be significantly below the inherent value that the company has and the strategies that we’re pursuing. We think even the numbers that were put forth were far below what we deem to be a reasonable offer for the company.

H. Chandra	If $5.00 to $6.00 is not the right price, can you give us an indication where do you think the fair value is based on your perception?

S. Schwartz	Hari, we’re not going to quote any numbers right now, but we do have a pretty significant strategic plan with valuation considerably higher than that.

H. Chandra	Okay and a follow up question. The FPD industry around, can you give us the size of the FPD images market and also what share do you have in it currently?

S. Schwartz	Hari, we anticipate that over the coming year the AMHS opportunity will probably be close to about $500 million and just to give you an idea, in the previous fiscal year ended the end of March, we took orders for about $48 million all in for the year.

H. Chandra	Okay. Thank you.

Operator	Thank you. Our next question comes from Timothy Arcuri from CitiGroup. Please go ahead.

B. Lee	Hey, guys, this is actually Brian Lee calling in for Tim. A lot of numbers here. Mike, I’m trying to get my arms around them still, but outside of the restructuring charges here, what are the one time charges in Q4 that won’t be recurring in Q1?

M. Sicuro	Yeah, that’s fair, Brian. Number one is we took about a $3.5 million charge related to some costs on a suppler that we had with respect to a cancelled 5.5 project that we de-booked last Q1 so that’s $3.5 million. We also took some reserves and had some one time true-ups to the tax line which was about $0.08 in total. And then third is we had some FX gains that were going to the P&L that probably came out to be about $0.06, maybe $0.07 depending on which way you run the taxes.

And then on top of that, you mentioned the restructuring charge about $1 million of which we’ll still have about that amount in Q1.

B. Lee	Okay, so the $3.5 million charge that was in SG&A. You had another kind of $0.08 per share charge against the tax line?

M. Sicuro	Yes, through the tax line, correct.

B. Lee	Okay and then a $0.06 actual benefit on the “other income” line.

M. Sicuro	Exactly. You got it.

B. Lee	Okay. And then I think you made a comment going forward the “other income” line we should be modeling an ongoing $2.5 million per quarter. Is that a loss or is that a gain?

M. Sicuro	That’s net interest expense which would be net of whatever interest income we get off the balance sheet from cash, net against our debt service.

M. Lee	Okay. Thanks a lot.

M. Sicuro	Thank you.

Operator	Thank you. Our next question comes from the line of Jinjy Yoon from JP Morgan. Please go ahead.

J. Yoon	Hi. What was flat panel AMHS revenue and gross margin this quarter and where do you see that going next quarter?

M. Sicuro	Hang on, Jinjy, one second.

S. Schwartz	Jinjy, flat panel revenue in the quarter, $11 million, and gross margin was above the corporate average.

J. Yoon	Above the corporate average, okay. And then where do you see that going next quarter? I assume that’s up?

M. Sicuro	This is Mike. Next quarter we’ll see the revenues probably uptick somewhat as we continue to deliver on the Gen 8 project in Korea. Gross margins will probably still be above the corporate average or close to the corporate average.

J. Yoon	Right, I was wondering about that. The Gen 8 project, considering it’s a newer project, is that going to have some lower gross margins? Is that going to affect that in any way?

S. Schwartz	Jinjy, the gross margins on the Gen 8 are pretty consistent with where the AMHS is right now in the aggregate. The Gen 5 and 6 is higher.

J. Yoon	Okay, gotcha. Then I think your guidance next quarter implied a hit to gross margin, something like in the mid-20s. Am I interpreting that correctly?

M. Sicuro	It’s Mike. No, that’s not correct. We’re looking at gross margins to be somewhat flat to possibly up a little bit but more likely flat quarter-over-quarter. And it models out pretty mathematically when you go down to the frontend and the back end of the ranges.

J. Yoon	Alright, gotcha. That’s it for me. Thanks.

M. Sicuro	Thank you.

Operator	Thank you. Our next question comes from the line of Mike Nery from Nery Asset Management. Please go ahead.

M. Nery	I had a couple of questions. SG&A, even if you exclude that $3.5 million, was up year-over-year. Bookings really fell off in the first quarter of this year. Why did it take so long? Why are we only now making cuts to SG&A expenses?

M. Sicuro	Yes, Mike, a couple things. One is when you back out the full amount of the costs related to the supplier in Korea it was actually about $5.5 million so we took about $2 million earlier in the year so SG&A expense is down about $1 or $2 million year-on-year, ‘07 to ‘08.

I think number 2 is we looked at the level of bookings coming through this quarter and made some, I’ll call it some very good decisions towards the end of the year to start taking those costs out. At this point in time we believe it was the right time in the cycle to be doing that, getting our SG&A down to we’ll call it 21 or lower going forward.

M. Nery	Okay, that $5 million won’t be there next year so your $21 million per quarter is $84 million and this year was $94 so really $89 excluding that $5 million, so you’re talking about a cut of about $5 million.

M. Sicuro	I think it’s going to be higher than that frankly because again in Q1 and as I’m sure you know as well or better than I do or we do that, further out in the year you go, the more ability you have to reduce the cost relative to that current fiscal year so we see the decline in SG&A to sort of dribble down over the course of the year. Q1 will be 21 or lower. Q2 we hope to see lower than that and Q3 we’ll probably hit our stride in Q3 as it relates to I’ll call it a normalized new runrate for SG&A as we start getting the benefit of the cost reduction activities we’re currently undergoing today.

M. Nery	Okay, that sounds good. I want to make sure. In the fourth quarter of last year you said that SG&A this year was going to be down $5 to $8 million. You reiterated that in the first quarter of this year and even excluding this $5 million, we’re really only down $1 to $2 million.

M. Sicuro	No, I think that’s fair, that’s true. At the end of the day during the year we started to see at the beginning of the year a little bit more growth on the business side. The other side of the coin too is about half of our costs throughout the entire organization are yen-based and as the your got strong this year, we saw basically translation adjustments going through the P&L related to FX on the yen against the dollar. There’s probably somewhere in the neighborhood of maybe 15% overall in terms of on our yen-based expenses that showed an increase through the year so that’s probably somewhere in the neighborhood of $3 or $4 million overall year-on-year.

M. Nery	And can you give me the cap ex for the year we just ended and what you’re looking at for next year?

M. Sicuro	Yeah, fair question. We did about $8 to $9 million, maybe $9 million this year. We’re looking about the same level next year. Again, as you know, our business model doesn’t require a ton of cap ex. Just enough to invest for customers on product demos, etc., for new product development.

M. Nery	Okay. And did you give the R&D outlook for next year?

M. Sicuro	You know, not for this following year, but over the course of the next couple of quarters I think we did roughly around $11.5-$12 million of R&D expense. Probably see that bounce around plus or minus that number, etc. It might go up a little bit later in the year but it really all depends on how well we do with our R&D development activities over the last 6 to 12 months.

One other follow up comment on your SG&A point. Just recently, which was reflected in the charges and will be reflected in the current charge in the current quarter, we took out about 100 headcount or I should say 100 FTE equivalents, slightly actually above that here just recently in the last 4 to 6 weeks.

M. Nery	And so R&D if we stick around this level, that means for the year it’s going to be up on the order of $8 million.

M. Sicuro	That’s about right, yeah. It should be north of $40 million, $45 million-ish. Maybe a little bit higher, maybe a little bit lower. It all depends on again what our traction level is with our new product development.

M. Nery	So the cost saves on our G&A are going to be funded in the R&D.

M. Sicuro	Absolutely, that is the plan. Better use of capital I think long term for top line growth.

M. Nery	So we really need a pick up in revenues in the back half in order to get to EBITDA breakeven?

M. Sicuro	We’re right now operating right at EBITDA breakeven even as you saw a 29%, 30% gross margin range which we acknowledge has a lot of uplift and operating room for improvement. I think the higher that gross margin gets, and we expect it to get better as the year marches on, that just lowers our breakeven down below the $90-ish million range and into the $85 to $88 range which is where we expect to operate on an ongoing normalized basis.

M. Nery	Okay. Thank you.

M. Sicuro	Thank you. Good questions.

Operator	At this time, I show no questions in the queue. I’d like to turn it back to management.

S. Schwartz	Thank you, everyone. We look forward to another chance to speak with you on Thursday and at our earnings call next quarter. Thank you.

Operator	Ladies and gentlemen, this concludes the Asyst Technologies’ fourth quarter 2008 fiscal year conference call. [Instructions provided for replay]. ACT would like to thank you for your participation. You may now disconnect.